CERTIFICATE OF FORMATION
OF
REYNOLDS CONSUMER PRODUCTS LLC
This Certificate of Formation of REYNOLDS CONSUMER PRODUCTS LLC (the “Company”), dated on the 25th day of February, 2014, is being duly executed and filed by David Watson, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).
FIRST. The name of the limited liability company formed is Reynolds Consumer Products LLC.
SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, The Corporation Trust Centre, 1209 Orange Street, Wilmington, Delaware, 19801.
THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, The Corporation Trust Centre, 1209 Orange Street, Wilmington, Delaware, 19801.
FOURTH. The formation of the limited liability company will be effective at 12:01 am on March 1, 2014.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.
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By: //s// David Watson
Name: David Watson
Authorized Person

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